Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2026, relating to the consolidated financial statements of Zura Bio Limited as of and for the years ended December 31, 2025 and 2024, appearing in the Zura Bio Limited’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

San Francisco, California

September 30, 2026